NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 20, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 08, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Columbia Property Trust, Inc. and Panther Merger Parent, Inc., sole member of Panther Merger Sub, LLC, an affiliate of certain investment funds managed by Pacific Investment Management Company LLC (the "PIMCO Funds"), became effective on December 08, 2021. Each share of Columbia Property Trust, Inc. Common Stock was exchanged for USD 19.30 in cash, without interest and less any applicable withholdings taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on December 08, 2021.